Exhibit 7(n)
                                LETTER AGREEMENT



State Street Bank and Trust Company
P.O. Box 1713
Boston, MA  02105

Dear Sirs:

Pursuant to Section 14 of the Custodian Agreement between Frank Russell Investment Company ("FRIC") and State Street Bank and Trust Company, dated October 31, 1988, FRIC advises you that it is creating five new funds to be named Tax-Managed Equity Aggressive Strategy Fund, Tax-Managed Aggressive Strategy Fund, Tax-Managed Moderate Strategy Fund, Tax-Managed Conservative Strategy Fund and Tax-Managed Small Cap Fund (each, a "Fund"). FRIC desires for State Street Bank and Trust Company to serve as Custodian with respect to each Fund pursuant to the terms and conditions of the Custodian Agreement. The first four Funds set forth above are to be "fund of funds." The fees to be charged by the Custodian to each Fund in return for its services are contained in the current fee schedule to the Custodian Agreement.

Please  indicate  your  acceptance to act as Custodian to each Fund by executing
the  acceptance  copy  of  this  letter   agreement  and  returning  it  to  the
undersigned.

Sincerely,

FRANK RUSSELL INVESTMENT COMPANY



By:
      Lynn L. Anderson
      President


Accepted this       day of               , 1999.



STATE STREET BANK AND TRUST COMPANY


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